MERRILL LYNCH FUNDAMENTAL GROWTH FUND, INC.

FILE # 811-6669

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
1/23/2006	Sumitomo Financial	480,000	1,700	Daiwa Securities Goldman Sachs Goldman Sachs Int’l Daiwa Sec. SMBC Europe Morgan Stanley UBS Investment Bank Nomura International Deutsche Bank JP Morgan Lehman Brothers Merrill Lynch International